EXECUTION COPY

Exhibit 4.1

NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.,

NORTHROP GRUMMAN CORPORATION

AND

JPMORGAN CHASE BANK, as Trustee

Eighth Supplemental Indenture

Dated as of March 27, 2003

Relating to the Guarantee

and

Certain Other Changes

EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”) dated as of March 27, 2003, by and among Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.), an Ohio corporation (the “Company”), Northrop Grumman Corporation, a Delaware corporation and the parent of the Company (the “Guarantor”), and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), a New York banking corporation, as successor trustee (the “Trustee”) under the Indenture referred to below.

WHEREAS, the Company and the predecessor trustee to the Trustee entered into an Indenture dated as of May 1, 1986, as amended and supplemented by the First Supplemental Indenture dated as of August 24, 1989, the Second Supplemental Indenture dated as of June 2, 1999, the Third Supplemental Indenture dated as of June 2, 1999, the Fourth Supplemental Indenture dated as of June 2, 1999, the Fifth Supplemental Indenture dated as of June 2, 1999, the Sixth Supplemental Indenture dated as of June 23, 1999 and the Seventh Supplemental Indenture dated as of June 23, 1999 (as from time to time amended and supplemented, the “Indenture”), pursuant to which the Company has issued and from time to time hereafter may issue, debentures, notes, bonds or other evidences of indebtedness (collectively the “Securities”);

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of June 30, 2002, on December 11, 2002 Richmond Acquisition Corp., a wholly-owned subsidiary of the Guarantor, was merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of the Guarantor, and thereafter the Company’s name was changed from “TRW Inc.” to “Northrop Grumman Space & Mission Systems Corp.;”

WHEREAS, Section 11.01(a) of the Indenture provides, among other things, that the Trustee and the Company, when authorized by a Board Resolution, may enter into a supplemental indenture without consent of any holder of Securities (each, a “Holder”), the purpose of which is to evidence the succession of another corporation to the Company, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of he Company therein and contained in the Securities pursuant to Article Twelve thereof;

WHEREAS, JP Morgan & Co. previously was merged with and into Chase Manhattan Corp., as a result of which the name of the Trustee was changed from “The Chase Manhattan Bank” to “JPMorgan Chase Bank;”

WHEREAS, Section 11.01(e) of the Indenture provides, among other things, that the Trustee and the Company, when authorized by a Board Resolution, may enter into a supplemental indenture without the consent of any Holder, the purpose of which is to evidence and provide for the acceptance of appointment by another corporation as a successor Trustee hereunder with respect to one or more series of Securities;

WHEREAS, Section 11.01(c) of the Indenture provides, among other things, that the Trustee and the Company, when authorized by a Board Resolution, may enter into a supplemental indenture without the consent of any Holder, the purpose of which is to make such other provisions in regard to matters or questions arising under this Indenture as shall not adversely affect the interests of the Holders of the Securities;

WHEREAS, the Guarantor and the Company now desire to provide for the full and unconditional guarantee by the Guarantor of the payment obligations of the Company in respect of the Securities (the “Guarantee”), each of the Guarantor and the Company having determined that execution of such Guarantee is in the best interests of each of the Guarantor and the Company;

WHEREAS, in connection herewith the Company has determined that this Eighth Supplemental Indenture complies with Section 11.01 of the Indenture and, pursuant to such section, does not require the consent of any Holders;

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel as required by Sections 11.03, 12.04 and 15.05 of the Indenture and Board Resolutions as required by Section 11.01 of the Indenture; and

WHEREAS, all conditions and requirements necessary to make this Eighth Supplemental Indenture a valid instrument that is legally binding on the parties hereto and on the Holders have been satisfied.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities (including any Holder of any coupon appertaining to any such Security) or of any series thereof, as follows:

ARTICLE ONE

AMENDMENTS TO INDENTURE

1.1	Amendments to Article One of the Indenture.

        (a) Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

        (b) Section 1.01 of the Indenture hereby is supplemented and amended to include the following definitions, in the appropriate alphabetical sequence (and in place of any corresponding definitions in the Indenture), as follows:

        “The term ‘Company’ shall mean Northrop Grumman Space & Mission Systems Corp. (formerly TRW Inc.), an Ohio corporation, and, subject to the provisions of Article Twelve, shall mean its successors and assigns from time to time hereafter.”

        “The term ‘Corporate Trust Office of the Trustee,’ or other similar term, shall mean the principal office of the Trustee at which at any particular time its corporate trust business shall be administered, and, so long as JPMorgan Chase Bank shall be Trustee hereunder, shall mean the office in New York, New York of the Corporate Trust Division of the Trustee, which office at the date hereon is located at 4 New York Plaza, 15th Floor, New York, New York 10004, Attention: Institutional Trust Services.”

        “The term ‘Guarantee’ means the Guarantee dated as of March 27, 2003 made by the Guarantor in favor of and for the benefit of the Trustee for the Holders whereby the Guarantor guarantees the payment obligations of the Company with respect to any and all of the Securities.”

        “The term ‘Guarantor’ shall mean Northrop Grumman Corporation, a Delaware corporation and parent of the Company.”

        “The term ‘Trustee’ means JPMorgan Chase Bank and, subject to the provisions of Article Eight, shall also include the successors and assigns of the Trustee hereunder; provided, however, that if at any time there is more than one such person acting as Trustee hereunder, ‘Trustee’ as used with respect to the Securities of any series shall mean only the Trustee with respect to the Securities of that series.”

1.2    Amendments to Article Fifteen of the Indenture. The Indenture hereby is amended and supplemented by deleting the first sentence of Section 15.03 and inserting the following text in its place:

“Any notice, direction, request or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders to or on the Company may be given or served by being deposited, first-class, postage prepaid, in a post office letter box in the United States (except as otherwise provided in paragraph (d) of Section 7.01) addressed (until another address is filed by the Company with the Trustee) as follows: Northrop Grumman Space & Mission Systems Corp. c/o Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. Any notice, direction, request, or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee, the Company or by the Holders to or on the Guarantor may be given or served by being deposited, first-class, postage prepaid, in a post office letter box in the United States addressed (until another address is filed by the Guarantor with the Trustee) as follows: Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, Attention: Corporate Vice President and Secretary.”

1.3    Addition of New Article to the Indenture. The Indenture hereby is amended and supplemented by inserting the following immediately after Article Fifteen thereof:

“ARTICLE SIXTEEN

GUARANTEE OF PAYMENT OBLIGATIONS OF THE COMPANY

SECTION 16.01. Agreement to Guarantee Obligations. Guarantor hereby agrees with each Holder of a Security, and with each Holder of any coupon appertaining to any such Security, and with the Trustee on behalf of each such Holder, to enter into and thereby become bound by the terms and provisions of the Guarantee in the form attached hereto as Exhibit A, a copy of which shall be executed and delivered by the Guarantor concurrently with the execution and delivery hereof.

SECTION 16.02. Execution and Delivery of Guarantee.

        (a) The Guarantee referred to Section 16.01 hereof shall be executed on behalf of the Guarantor by the manual or facsimile signature of an officer of such Guarantor and delivered to the Trustee. If an officer of a Guarantor whose signature is on such Guarantee no longer holds that office, such Guarantee will be valid nevertheless.

        (b) Upon the execution and delivery of the Guarantee in accordance with paragraph (a) of this Section 16.02, the Trustee shall cause such Guarantee (or a copy thereof) to be affixed to each Security; provided, however, that such Guarantee executed and delivered pursuant to paragraph (a) of this Section 16.02 shall be deemed to form a part of each Security whether or not such Guarantee (or a copy thereof) is affixed thereto.”

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

2.1    Organization. Each of the Guarantor and the Company is a corporation or company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

2.2    Authority. Each of the Guarantor and the Company has taken all corporate action required by applicable law, its Certificate or Articles of Incorporation, as the case may be, and its Bylaws or Regulations, as the case may be, or otherwise to authorize the execution and delivery of this Eighth Supplemental Indenture. This Eighth Supplemental Indenture has been duly and validly authorized, executed and delivered by each of the Guarantor and the Company and is the valid and binding obligation of each of the Guarantor and the Company, enforceable against it in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.3    Absence of Conflicts. The execution, delivery and performance of this Eighth Supplemental Indenture by each of the Guarantor and the Company do not (i) conflict with or breach any provision of its Certificate or Articles of Incorporation, as the case may be, or Bylaws or Regulations, as the case may be, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule, regulation or ruling of any court or governmental authority applicable to it.

ARTICLE THREE

MISCELLANEOUS

3.1    This Supplemental Indenture. This Eighth Supplemental Indenture and the Exhibits hereto shall be construed as supplemental to the Indenture and shall form a part of it, and the Indenture is hereby incorporated by reference herein and each is hereby ratified, approved and confirmed.

3.2    GOVERNING LAW. THIS EIGHTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

3.3    Counterparts. This Eighth Supplemental Indenture may be executed by facsimile signature and in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

3.4    Severability. In case any one or more of the provisions contained in this Eighth Supplemental Indenture or the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Eighth Supplemental Indenture or the Securities, but this Eighth Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

3.5    Recitals. The recitals contained herein shall be taken as the statements of the Company and the Guarantor, and the Trustee assumes no responsibility for their correctness.

3.6    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Eighth Supplemental Indenture.

3.7    Indenture Ratified. Except to the extent expressly amended hereby, the Indenture and the Securities are in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. Pursuant to Section 11.03 of the Indenture, this Eighth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.8    Notices. Any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Eighth Supplemental Indenture shall be made in accordance with Section 15.03 of the Indenture, as amended and supplemented hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the date first above written.

NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

by

Name: Title:

JPMORGAN CHASE BANK as Trustee

by

Name: Title:

NORTHROP GRUMMAN CORPORATION as Guarantor

by

Name: Title: